UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K
CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported): July 26, 2006

Bay National Corporation
(Exact Name of Registrant as Specified in its Charter)

Maryland	000-51765	52-2176710
(State of Incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

2328 West Joppa Road
Lutherville, Maryland	21093
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s Telephone Number, Including Area Code: 410-494-2580

N/A
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

[ ] Written communication pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[ ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[ ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[ ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Section 2 - Financial Information
Item 2.02 Results of Operations and Financial Condition.

On July 26, 2006, Bay National Corporation (the “Company”) issued a press release announcing its earnings for the quarter ended June 30, 2006.

Among other figures, the press release presents a comparison of diluted net income per share before income taxes for the quarterly and six month periods ended June 30, 2006 compared to net income per diluted share for the quarterly and six month periods ended June 30, 2005. Because the Company had no income tax expense during the periods ended June 30, 2005, a comparison of the Company’s net income per diluted share, which would include the impact of taxes for the periods ended June 30, 2006, could obscure the impact of changes in the Company’s operations. Therefore, management believes that the comparison provides investors with a more accurate period-to-period comparison of the per-share impact of changes in the Company’s operations.

The press release also reports that core deposits rose 22.2% year-over-year to $158.7 million at June 30, 2006. Core deposits, which management categorizes as all deposits other than national market certificates of deposit and all but $5.0 million in deposits from select accounts with highly variable balances, are closely monitored by management because they consider them not only a relatively stable source of funding but also reflective of the growth of commercial and consumer depository relationships.

The press release is furnished as Exhibit 99.1 hereto.

Section 9 - Financial Statements and Exhibits

Item 9.01 Financial Statements and Exhibits.

(d) Exhibits.

The following exhibit is filed herewith:

99.1   Press Release dated July 26, 2006.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

BAY NATIONAL CORPORATION

Date July 27, 2006	By: /s/ Hugh W. Mohler
Hugh W. Mohler, President